                            STOCK PURCHASE AGREEMENT

                         Effective Date: August 7, 2006

     This is an agreement  ("Agreement") between UTG, Inc. ("Purchaser") and the
"Sellers"  (defined  below)  regarding the purchase and sale of shares of common stock of Acap Corporation ("Acap").

                                 1. DEFINITIONS

     Unless the context clearly requires otherwise, in addition to certain other defined terms used in this Agreement, the following terms used in this Agreement shall have the following respective meanings:

1.1  "Acap" means Acap  Corporation,  a Delaware  corporation with its principal office in  Houston,  Texas,  which owns 100% of the issued and  outstanding stock of American Capitol Insurance Company, which in turn owns 100% of the issued and outstanding  stock of Texas Imperial Life Insurance  Company and
     Imperial Plan, Inc.

1.2  "Acap Common  Stock" means shares of common stock of Acap,  which has 5,000 shares of common stock authorized, $.10 par value per share, of which 2,744 shares are issued and  outstanding  on the Effective  Date and no more than
     2,898 shares will be issued and outstanding on the Closing Date.

1.3  "Acap Preferred  Stock" means the 74,000 shares of Cumulative  Exchangeable
     Preferred Stock,  Series A $2.50 (Adjustable)  issued and outstanding which are redeemable at the option of Acap for $27.50 per share plus  accumulated dividends to date of redemption.

1.4  "Acap  Stock  Put  Options"  means the  options  granted  pursuant  to this
     Agreement by Purchaser to certain individual owners of Acap Common Stock to sell, at their respective  elections,  their Acap Common Stock to Purchaser during a defined period of time.

1.5  "Agreement" means this Stock Purchase  Agreement as the same may be amended or supplemented in accordance with this Agreement.

1.6  "American  Capitol Stock Option" means, in each individual  case, an option to purchase from American Capitol certain shares of Acap Common Stock which is evidenced by a grant dated May 13, 2002,  issued by American  Capitol to the affected individual officers and directors of American Capitol.

1.7  "American  Capitol" means American Capitol Insurance  Company, a Texas life
     insurance  corporation,   a  wholly-owned  subsidiary  of  Acap,  with  its
     principal office in Houston, Texas.

1.8  "Asserted  Liability"  shall  have the  meaning  ascribed  to such  term in
     Section 11 hereof.

1.9  "Business Day" means any day other than a Saturday,  Sunday or a nationally observed holiday.

1.10 "Claim  Notice" shall have the meaning  ascribed to such term in Section 11 hereof.

1.11 "Closing"  means the event that  consummates  the purchase by Purchaser and the sale by Sellers,  including the Come-Along  Acap  Shareholders  and the
     Guest Trust to the extent they become Sellers hereunder, of the Acap Common
     Stock,  and the grant by  Purchaser  of  certain  Acap  Stock  Put  Options pursuant to this Agreement, as more specifically set forth in Section 3.

1.12 "Closing  Date"  means  December  8, 2006,  or such other date agreed to in writing by the Parties.

1.13 "Come-Along  Acap  Shareholders"  means  certain  individuals  who own Acap
     Common Stock to whom Guest has a contractual  duty to allow to "come along"
     with any sale  that he makes of his Acap  Common  Stock  (that is, if Guest sells his Acap Common Stock, these individuals may elect to sell their Acap
     Common  Stock at the same price and upon the same terms and  conditions  as the sale by Guest).

1.14 "Cornett" means John D. Cornett, an individual resident of Houston,  Texas, one of the two Sellers who are parties to this Agreement.

1.15 "Cornett Shares" means the 120 shares of Acap Common Stock owned by Cornett to be purchased by Purchaser at Closing as set forth herein.

1.16 "Date Hereof" means the Effective Date of this Agreement.

1.17 "Deductible  Amount"  shall  have  the  meaning  ascribed  to such  term in
     Subsection 11.4.

1.18 "Documents  and  Records"  means all  documents,  data and records  used or useful in connection  with the  ownership,  operation,  administration  and servicing of Acap and its  subsidiaries,  including but not limited to, all documentation and computer-based  files and programs relating to processes, systems,  files,  plans,  and  active  and  inactive  policyholders,  whose policies and contracts are included in the Insurance  Contracts;  any other files and records  for the  policyholders  described  above;  all  premium, claims  and  other  transaction  history  files  and  records;  reinsurance records, and relevant records relating to regulatory and corporate matters, correspondence and relevant financial and tax information.

1.19 "Effective Date" means August 7, 2006.

1.20 "ERISA"  means the Employee  Retirement  Income  Security  Act of 1974,  as
     amended.

1.21 "Escrow Agent" means Guest.

1.22 "Escrow  Fund" means the amount of $200,000 to be paid to Escrow  Agent and disbursed in accordance with this Agreement.

1.23 "Frost  Bank" means Frost Bank, a  Texas-based  banking  corporation  doing business in Houston, Texas, as well as other locations.

1.24 "Frost Loan" means that certain loan made by Frost Bank to Acap pursuant to a line of credit evidenced by a promissory note dated July 19, 2005, with a balance  due by Acap to Frost Bank in the amount of  $1,304,050  as of this date, which bears interest at a rate based on Frost Bank's prime rate.

1.25 "Guest" means William F. Guest, an individual  resident of Houston,  Texas, one of the two Sellers who are parties to this Agreement.

1.26 "Guest  Shares"  means the 1,372 shares of Acap Common Stock owned by Guest to be purchased by Purchaser at Closing as set forth herein.

1.27 "Guest Trust" means that certain William F. Guest Life Insurance Trust that owns 44 shares of Acap  Common  Stock,  the  Trustee of which is Marion Amy
     Guest, Guest's wife.

1.28 "Guest Trust  Shares" means the 44 shares of Acap Common Stock owned by the
     Guest Trust.

1.29 "Individual"  means any  person,  trust,  partnership  or any  other  legal entity.

1.30 "Holders of Acap Stock Put Options" means the individual Acap  shareholders listed on Exhibit  3.3.1 who are  granted  the right by  Purchaser  to sell their Acap Common Stock to Purchaser as set forth in Subsection 3.3.

1.31 "Imperial Plan, Inc." means that certain Texas-domiciled  corporation which is 100% owned by American  Capitol and holds a license  issued by the Texas
     Banking Department to market pre-need funeral contracts.

1.32 "Indemnitee"  shall have the meaning  ascribed  to such term in  Subsection
     11.6 hereof.

1.33 "Indemnitor"  shall have the meaning  ascribed  to such term in  Subsection
     11.6 hereof.

1.34 "Insurance  Contracts"  means the (i)  insurance  and annuity  policies and contracts  of  American  Capitol and Texas  Imperial,  (ii)  contracts  and treaties of  reinsurance  of American  Capitol and Texas Imperial and (iii)
     contracts  and  treaties  of  coinsurance  of  American  Capitol  and Texas
     Imperial.

1.35 "Lien" shall mean any  mortgage,  pledge,  assessment,  security  interest, lease,  sublease,  lien, adverse claim, levy, charge or other obligation or encumbrance of any kind, or any conditional sale contract,  title retention contract,  or other  contract to give or to refrain  from giving any of the foregoing.

1.36 "Loss"  and/or  "Losses"  shall have the  meaning  ascribed to such term in
     Section 11.

1.37 "Option  Stock"  means the Acap  Common  Stock  that is the  subject of the related American Capitol Stock Option.

1.38 "Party" means UTG, Inc. or William F. Guest, or John D. Cornett, or, in the
     plural number, all of them.

1.39 "Purchaser"  means UTG,  Inc., a Delaware  corporation  with its  principal office in Springfield, Illinois.

1.40 "Sellers"  means  Guest and  Cornett,  as well as the  Guest  Trust and any
     Come-Along  Acap  Shareholders  who join in this  Agreement by executing an
     Addendum hereto as provided in Subsection 3.2.2.

1.41 "Shares"  means the shares of issued and  outstanding  common stock of Acap owned by  Sellers  to be  purchased  by  Purchaser  at Closing as set forth herein.

1.42 "Stock Purchase Agreement" means this Agreement.

1.43 "Texas Imperial" means Texas Imperial Life Insurance  Company, a Texas life insurance corporation,  a wholly-owned subsidiary of American Capitol, with its principal office in Houston, Texas.

1.44 "Subsidiary" and "Affiliate" mean the following:  "subsidiary"  means, with respect to any person any other  person  that is,  directly  or  indirectly through one or more intermediaries,  controlled by such person; "affiliate"
     means,  with  respect to any person,  any other  person  that,  directly or indirectly, through one or more intermediaries,  controls, is controlled by or is under  common  control  with such  person;  "control"  as used in the
     preceding   sentence  means  (i)  with  respect  to  a  person  that  is  a corporation, the right to exercise, directly or indirectly, more than fifty percent of the voting rights attributable to the shares of capital stock of the controlled  corporation and (ii) with respect to a person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the  direction  of the  management  or policies of the  controlled person.

1.45 "UTG,  Inc."  means UTG,  Inc. a Delaware  corporation  with its  principal office in Springfield, Illinois.

                                  2. RECITALS:

2.1  Acap has only two kinds of stock  authorized  and/or  issued:  Acap  Common
     Stock and Acap Preferred Stock.

2.2  Acap is  authorized to issue a total of 5,000 shares of common stock (being the Acap Common Stock), $.10 par value per share, of which 2,744 shares are issued and  outstanding.  American  Capitol  owns 154 shares of Acap Common
     Stock as a non-admitted  asset, which are classified as treasury stock, but upon the  exercise of certain  American  Capitol  Stock  Options  discussed below,  if  exercised as discussed  below,  when the subject  shares of the
     Option Stock are  transferred  to the Holders of the Acap Stock Put Options they will become issued and  outstanding  shares,  thereby  increasing  the total  number of issued and  outstanding  shares of Acap Common  Stock from
     2,744 to 2,898.

2.3  Acap is  authorized  to  issue a  total  of  74,000  shares  of  Cumulative
     Exchangeable  Preferred Stock,  Series A $2.50 (Adjustable) (being the Acap
     Preferred Stock), of which 74,000 shares are issued and outstanding. By its terms, the Acap Preferred Stock are redeemable by Acap, at its election, at any time upon the  payment  of $27.50  per share  plus  accrued  but unpaid dividends to date of redemption.

2.4  Certain  officers and directors of American  Capitol  (consisting  of seven individuals)  own options  (being the American  Capitol  Stock  Options) to purchase  shares of Acap  Common  Stock  owned by  American  Capitol.  Each
     American  Capitol Stock Option is evidenced by an "Option  Grant" dated May
     13, 2002 for 45 shares of Acap  Common  Stock at a price of $400 per share.
     As a result of an interim  1-for-2  reverse stock split,  each holder of an
     American  Capitol  Stock  Option is entitled to receive 22 shares  (plus an entitlement to a cash payment of $485 in lieu of a fractional share),  upon payment at the time of exercise of such  American  Capitol  Stock Option of
     $800 per share (plus $400  related to the  fractional  share).  Among other provisions,  each Option Grant  provides  that the American  Capitol  Stock
     Option may be exercised at any time  between the fifth  anniversary  of the grant and the tenth anniversary of the grant, if certain  conditions exist.
     Assuming that American Capitol's Board of Directors modifies each grant, it is expected that the affected  officers and directors  will exercise  their
     American  Capitol  Stock  Options  respectively  and  sell  their  stock to
     Purchaser pursuant to the Acap Stock Put Options granted in accordance with this Agreement, although none of them has any obligation to do so. Upon the exercise  of all such  American  Capitol  Stock  Options,  the  issued  and outstanding  common  stock of Acap will  increase  from 2,744 to 2,898,  as described in Subsection  2.2 above.  Whether or not such  American  Capitol
     Stock Options will be exercised  depends also on certain steps that must be taken to enable the  exercise of the American  Capitol  Stock  Options.  If exercised,  the  Holders  of Acap Stock Put  Options  will,  following  the
     Closing, have the election to sell, or not sell, their Acap Common Stock to
     Purchaser, and therefore the availability of the shares of Option Stock for sale to Purchaser cannot be assured. In addition to the grant of Acap Stock
     Put Options by Purchaser to the holders of American  Capitol  Stock Options as  aforesaid,  Acap Stock Put  Options  will be granted  by  Purchaser  at
     Closing  to certain  officers  of  American  Capitol,  including  Guest and
     Cornett,  who own shares of Acap Common  Stock that are not included in the
     Shares to be  purchased  by  Purchaser  at Closing.  The owners of the Acap
     Common  Stock who will  receive  Acap Stock Put Options  from  Purchaser at
     Closing,  and the number of shares owned in each case, (or to be owned,  if all American Capitol Stock Options are exercised), are listed in an Exhibit
     3.3.1.

2.5  Guest  was a party  to  certain  shareholder  agreements  involving  former shareholders of InsLife  Corporation  which was dissolved and liquidated in
     2005. Four such shareholders  have current  agreements to "come along" with any sale that Guest makes of his Acap Common  Stock,  meaning that if Guest sells his Acap Common Stock,  each such  shareholder has the right, but not the obligation,  to sell his/her Acap Common Stock to the same Purchaser at the same price and upon the same terms and conditions as the sale by Guest.
     In addition, two former InsLife shareholders who own 16 shares and 3 shares of Acap Common Stock,  respectively,  may desire to be included in the sale contemplated  by this  Agreement.  While  it is  expected  that all of said shareholders  of Acap  Common  Stock  will  elect  to sell  their  stock to
     Purchaser as contemplated by this Agreement,  the  availability of the said shares of Acap Common  Stock for sale to Purchaser  cannot be assured.  The individuals referred to in this subsection, along with the number of shares of Acap Common Stock owned by them respectively, are listed in Exhibit 3.2.

2.6  Except as  aforesaid,  there are no  outstanding  options to purchase  Acap
     Common Stock or Acap Preferred Stock, and neither Acap nor its subsidiaries has/have any obligation to issue or sell any shares of stock of Acap or its subsidiaries.  None of the  stock of  Acap's  subsidiaries  is  pledged  or otherwise  subject to any Lien,  except  that all of the stock of  American
     Capitol is pledged to Frost Bank to secure the Frost Loan.

2.7  Sellers are acting in their  capacities,  respectively,  as shareholders of
     Acap Common  Stock,  and not as officers or directors of Acap or any of its subsidiaries  (noting that Guest is a director of Acap and its subsidiaries and Cornett is a director of Acap's subsidiaries but not Acap).

2.8  Guest is the legal and beneficial  owner of all of the Guest Shares and the
     Guest Trust is the legal owner of the Guest  Trust  Shares to be  purchased from him and the Guest Trust pursuant to this Agreement,  free and clear of all Liens  and other  restrictions  of any kind as to  transfer,  voting or otherwise.  There  are no  outstanding  subscriptions,  options,  warrants, proxies,  rights or other agreements,  commitments or obligations issued or granted by, or binding  upon,  either Guest or the Guest Trust with respect to the Guest  Shares or the Guest Trust  Shares.  Guest and the Guest Trust
     have the power and authority to sell to, and transfer to,  Purchaser  legal and beneficial  ownership of, and good and  marketable  title to, the Guest
     Shares  and the Guest  Trust  Shares,  respectively,  free and clear of all
     Liens and  other  restrictions  of any kind,  as of the  Closing  Date.  In addition, Guest owns 22 shares of Acap Common Stock, to be the subject of a grant by Purchaser of an Acap Stock Put Option at Closing.

2.9  Cornett is the legal and  beneficial  owner of all of the Cornett Shares to be  purchased  from him pursuant to this  Agreement,  free and clear of all
     Liens  and  other  restrictions  of any  kind  as to  transfer,  voting  or otherwise.  There  are no  outstanding  subscriptions,  options,  warrants, proxies,  rights or other agreements,  commitments or obligations issued or granted by, or binding  upon,  Cornett with respect to the Cornett  Shares.
     Cornett has the power and authority to sell to, and transfer to,  Purchaser legal and beneficial  ownership of, and good and  marketable  title to, the
     Cornett Shares,  free and clear of all Liens and other  restrictions of any kind, as of the Closing  Date. In addition,  Cornett owns 50 shares of Acap
     Common  Stock,  and has an  American  Capitol  Stock  Option to purchase 22 shares of Acap Common Stock, and said 72 shares of Acap Common Stock are to be the  subject  of a grant by  Purchaser  of an Acap  Stock Put  Option at
     Closing.

                             3. GENERAL AGREEMENTS

     The Parties hereby agree as follows:

3.1  True and Correct Recitals.  The Sellers represent to the Purchaser that, to the best of their belief and knowledge,  all of the above recitals are true and correct in all material respects.

3.2  Purchase and Sale of Shares.  Subject to the fulfillment,  satisfaction and performance  of all material  terms,  conditions,  and  covenants set forth herein, at Closing:

     3.2.1 Sellers  shall sell,  convey,  transfer  and  deliver  full legal and beneficial  ownership of, and good and marketable title to, the Shares to  Purchaser,  free  and  clear of any  Liens,  and  Purchaser  shall purchase  and  accept,  1,372  Shares  from Guest and 120 Shares  from
          Cornett; and

     3.2.2 if the Come-Along Acap Shareholders and the Guest Trust elect to join in this  Agreement  and be bound hereby as Sellers,  by executing  the
          Addendum hereto and delivering it to Purchaser prior to or at Closing,
          Purchaser shall purchase and accept from them up to 352 shares of Acap
          Common  Stock in the same  manner and at the same  price as  Purchaser purchases  and accepts the Shares from Sellers  pursuant to Subsection
          3.2.1.  Exhibit 3.2 is a list of the Guest  Trust and the  individuals and the number of shares of Acap Common Stock owned by the Guest Trust and the Come-Along Acap  Shareholders  respectively that Purchaser can be called upon to purchase and accept at Closing as set forth above.

3.3  Grant of Acap Stock Put Options.  Subject to the fulfillment,  satisfaction and performance of all material terms, conditions,  and covenants set forth herein,  at Closing  Purchaser shall grant an Acap Stock Put Option to each of the  individuals  listed on Exhibit 3.3.1 by executing and  delivering a stock option  agreement in the form  attached in Exhibit  3.3.2 to evidence the Acap Stock Put Option. Pursuant to the Acap Stock Put Option, each such individual  may  tender  to  Purchaser  up to the  number of shares of Acap
     Common  Stock  owned  by each  individual  as shown  on said  Exhibit,  and
     Purchaser  shall  purchase and accept all such shares so tendered (up to an aggregate of 266 shares of Acap Common Stock [the "Post Closing  Shares"]), on the terms and conditions set out therein.  Purchaser  shall not have any obligation hereunder to any Holder of an Acap Stock Put Option who does not execute  and  deliver to  Purchaser a stock  option  agreement  in the form attached in Exhibit 3.3.2 at Closing.

3.4  Closing.  The  Closing  shall  take  place at the  offices  of Acap,  10555
     Richmond  Avenue,  Houston,  Texas at 10:00 a.m., local time on the Closing
     Date.

3.5  Purchase  Price and Payment.  The  purchase  price of each of the shares of
     Acap Common Stock to be purchased from Sellers and accepted by Purchaser at
     Closing shall be NINE THOUSAND SEVEN HUNDRED FORTY TWO DOLLARS ($9,742) per
     share of Acap Common Stock (the "Per Share Purchase  Price").  The purchase price  of each of the  shares  of Acap  Common  Stock to be  purchased  and accepted by Purchaser pursuant to the Acap Stock Put Options shall be equal to the Per Share Purchase Price  increased for each day between the Closing and the date the respective  Post Closing Shares are purchased by an annual rate of 5% compounded  daily,  all in  accordance  with said Acap Stock Put
     Options.  All  payments  to be made by  Purchaser  shall  be in the form of immediately available funds.

3.6  $200,000 Escrow Fund.  Simultaneously with the execution of this Agreement, and in  consideration  of the  agreements  by  Sellers  set  forth  herein,
     Purchaser  will pay to Guest as Escrow Agent  $200,000 in cash as an Escrow
     Fund, to be held in a segregated  interest  bearing escrow account at Frost
     Bank,  and  disbursed  to  Sellers  or to  Purchaser  as  required  by this
     Agreement.  The Escrow  Fund,  together  with all interest and other income thereon,  will be returned to Purchaser by Guest immediately upon the first to occur of the following:

     3.6.1 The receipt at Closing by Sellers  and others  entitled to have their
          Acap Common  Stock  purchased  by Purchaser at Closing as set forth in this Agreement of the Per Share Purchase Price; or

     3.6.2 The termination of this Agreement  pursuant to Section 13 (other than
          Subsection 13.1.3 or 13.1.7); or

     3.6.3 The  termination of this Agreement  pursuant to Subsection  13.1.3 or
          13.1.7,  provided the failure to consummate the Closing by December 8,
          2006 is not due to a breach by Purchaser of its obligations under this
          Agreement.

If, either (i) Purchaser terminates this Agreement other than in accordance with
Section  13,  or (ii)  Sellers  terminate  this  Agreement  in  accordance  with
Subsection  13.1.3 or 13.1.7 and, in either case,  the failure to consummate the
Closing by December 8, 2006 is due to a breach by Purchaser  of its  obligations under this Agreement, Guest will be entitled to retain the Escrow Fund, together with all interest  and other income  thereon (for the benefit of Sellers) as the exclusive  remedy of  Sellers,  subject to  Subsection  13.2(c)  and  Subsection
13.2(d).

3.7  Frost Loan. Subject to the fulfillment, satisfaction and performance of all material  terms,  conditions,  and covenants  set forth herein,  at Closing
     Purchaser  agrees  to make a loan to Acap to pay to Frost  Bank the  amount required  to pay off in full the Frost  Loan and  obtain  the  release  and return of the American  Capitol stock held by Frost Bank as collateral,  as follows: Sellers will arrange for Frost Bank (i) to deliver to Purchaser at least five  business  days prior to Closing a pay-off  letter  stating  the amount  required to pay in full the Frost Loan on the Closing Date and (ii)
     to be present at the Closing  with the note  evidencing  the Frost Loan and the American Capitol stock in hand for the purpose of receiving the payment in full of the Frost Loan amount and delivering the American  Capitol stock to Acap. The Parties  acknowledge that Purchaser plans to borrow funds from a third party to finance (at least in part) its  obligations  hereunder and agree  that  Purchaser's  loan  to  Acap  will  be on the  same  terms  and conditions  (including  interest  rate and payment  schedule) as that third party  financing  and  will be  contingent  on  Acap's  due  authorization, execution  and  delivery of loan  documentation  reasonably  acceptable  to
     Purchaser at or prior to Closing.

3.8  Acap Preferred Stock. At Closing Purchaser agrees to make a loan to Acap to provide the funds required by Acap to redeem all of the outstanding  shares of Acap Preferred Stock, as follows:

     3.8.1 The Parties'  obligations under this Subsection 3.8 are contingent on the approval of redemption of the Acap Preferred Stock by the Board of
          Directors of Acap prior to the Closing Date.

     3.8.2 At least five  business  days before the Closing  Date,  Sellers will deliver to Purchaser  written notice stating the aggregate amount that will be required to consummate  the  redemption of the Acap  Preferred
          Stock on the  Closing  Date (being  $27.50 per share plus  accrued but unpaid dividends thereon).

     3.8.3 Sellers will bring to Closing envelopes (to be open for inspection by
          Purchaser) addressed, in each case, to holders of Acap Preferred Stock
          (whose identity,  address and number of shares of Acap Preferred Stock are listed on Exhibit 3.8).  The letters shall be alike except for the identity of the holders, their addresses,  number of shares and amount payable for  redemption,  communicating,  in effect,  that the subject stock is being  redeemed by Acap.  Each envelope shall contain a check issued by Acap payable to each such holder of Acap Preferred  Stock in the amount  required for redeeming  such shares in each case.  Sellers shall also deliver to Purchaser at Closing  certified  resolutions  of
          Acap's  Board of  Directors,  evidencing  the taking of the  corporate action  required to approve and effect,  as of the Closing  Date,  the subject  redemption  upon  consummation  of the  purchase of Shares as provided in this Agreement.

     3.8.4 The Parties  acknowledge  that Purchaser plans to borrow funds from a third  party to finance (at least in part) its  obligations  hereunder and agree that  Purchaser's loan to Acap will be on the same terms and conditions  (including  interest  rate and payment  schedule)  as that
          third  party   financing   and  will  be   contingent  on  Acap's  due
          authorization, execution and delivery of loan documentation reasonably
          acceptable   to  Purchaser  at  or  prior  to  Closing.   The  parties
          acknowledge  that the loan to Acap will not be made, and therefore the loan  documentation  will not be effective,  until the consummation of the  purchase of Shares as provided in this  Agreement  on the Closing
          Date.

     3.8.5 Subject to the  foregoing,  at Closing,  Purchaser  will  deposit the proceeds of the loan made to Acap pursuant to this  Subsection  3.8 in
          Acap's Frost Bank account to pay the aggregate redemption price of the
          Acap Preferred Stock as aforesaid. It is the Parties' intent that said funds will be  maintained  in said account such that all checks issued to the holders of Acap  Preferred  Stock to redeem the Acap  Preferred
          Stock will be paid upon  presentment,  and each of the Parties  commit not to take any action to the contrary.

3.9  Release.  Effective at the Closing,  upon  consummation of the purchase and sale of the Shares  contemplated by this Agreement,  each Seller,  for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,  for  Seller  and his or her  heirs,  legal  representatives, successors  and  assigns,  agrees to and does  hereby  release  and forever discharge Purchaser,  Acap and their respective subsidiaries and affiliates
     (collectively,  the "Released Parties"), from any and all rights (including without limitation any indemnification  rights),  claims, demands,  actions and causes of action at law and in equity, known or unknown,  contingent or direct,  which  Seller ever had or has on the Closing  Date and that anyone claiming  through or under the Seller  may have as of the  Closing  Date or claim to have as of the Closing Date against the Released  Parties,  except for any claims  arising under this  Agreement or the Acap Stock Put Options and the transactions contemplated hereby or thereby, and, to the extent the
     Seller  is an  employee  of a  Released  Party  pursuant  to an  employment agreement  disclosed  to Purchaser  prior to  execution  of this  Agreement
     (specifically,  Mike Rambo and John Cornett),  except for  compensation and benefits to which such Seller is entitled under such  employment  agreement as of the Closing  Date,  and, to the extent the Seller is an employee of a
     Released Party but does not have such an employment  agreement,  except for salary and benefits  earned to and including the Closing Date.  Each Seller agrees to reaffirm in writing this release at Closing.

                  4. REPRESENTATIONS AND WARRANTIES OF SELLERS

     The Parties agree and understand that, as a part of the negotiations of all matters leading up to the consummation of this Agreement, Sellers have not made, and do not  make  in  this  Agreement,  any  representations  or  warranties  to
Purchaser,  express or implied,  except as expressly set forth  herein.  In this connection,  the Parties agree that (i) Purchaser is knowledgeable regarding the acquisition of life  insurance  holding  companies and life insurance  companies such  as  Acap  and  its  subsidiaries  and  the  due  diligence  investigation,
assessments   and  judgments   that  are   appropriate   for  purposes  of  such
acquisitions,  (ii) the Shares have been offered to  Purchaser,  and (subject to the  representations  and  warranties  of the Sellers in this  Agreement and the provisions  set  forth in this  Agreement  regarding  subsequent  due  diligence investigation,  covenants,  conditions  to Closing  and  indemnities)  Purchaser accepts the Shares "as is," (iii)  Purchaser has elected to rely entirely on its own due diligence investigation,  assessments and judgments (to the exclusion of representations  and  warranties  by Sellers not expressly set forth herein) and
(iv) there are risks  that both  beneficial  and  detrimental  developments  and events  occur in the  ordinary  course of  business  of life  insurance  holding companies and life insurance companies such as Acap and its subsidiaries,  which risks are fully  assumed by Purchaser  (subject to the terms and  conditions  of this  Agreement).  Each  Seller and  Purchaser  acknowledge  and agree that this
Agreement  reflects the agreements  reached by the parties  through arm's length negotiations,  and that neither Purchaser,  on the one hand, nor Sellers, on the other, is relying on any advice, representations, warranties or covenants by the other,  other than the  representations,  warranties  and covenants set forth in this Agreement.

     Each of the Sellers hereby represents and warrants to Purchaser as follows:

4.1  Title to Shares.  Such Seller will sell and transfer to Purchaser legal and beneficial  ownership of and good and marketable  title to the Shares to be sold by such Seller at the Closing free and clear of all Liens.  The Shares to be sold  constitute  all of the shares of capital stock or securities of
     Acap  and  its  subsidiaries  and  affiliates  which  Seller,  directly  or indirectly,  owns or has the right  (contingent  or  otherwise) to acquire, except as  disclosed in this  Agreement.  Neither such Seller nor the Guest
     Trust is subject to or bound by any  obligation,  contractual or otherwise, to sell,  assign or otherwise  transfer all or any portion of the Shares or the Guest  Trust  Shares to any person or entity  other than the  Purchaser pursuant to this Agreement.

4.2  Validity.   This  Agreement   constitutes  the  legal,  valid  and  binding
     obligations of such Seller,  enforceable  against such Seller in accordance with its  terms,  except as may be limited by  bankruptcy,  insolvency,  or other similar laws affecting the enforcement of creditors' rights generally and except as enforcement  thereof may be subject to general  principles of equity  (regardless  of whether  such  enforceability  is  considered  in a proceeding in equity or at law).

4.3  No Conflicting Agreements.  Neither the execution,  delivery or performance of this Agreement nor the  consummation  of the  transactions  contemplated hereby will (i)  conflict  with,  or result in a violation or breach of the terms,  conditions or provisions  of, or  constitute a default  under,  any agreement,  indenture or other instrument under which such Seller or any of such Seller's  properties is bound or to which any of the Shares to be sold by such Seller are subject,  or result in the creation or imposition of any
     Lien against such Shares,  or (ii)  violate,  conflict  with or require any consent under any judgment,  injunction,  decree,  order,  statute, rule or regulation of any court or any public, governmental or regulatory agency or
     body  having   jurisdiction  over  such  Seller  or  Acap  or  any  of  its subsidiaries or affiliates or any of their respective assets. To the extent any agreement of a Seller exists in respect of which a consent or waiver is required,  such  consent or waiver will be obtained or  accomplished  at or before the Closing.

4.4  Consents and Approvals. No authorization, consent or approval of, or filing with,  any public body or authority is necessary for such Seller or Acap or any subsidiary or affiliate of Acap to obtain for the  consummation  of the purchase and sale and redemption  contemplated  by this  Agreement,  except that such transaction requires the filings,  approvals,  authorizations and clearances  contemplated by Subsection 7.1 hereof. To the best knowledge of such  Seller,  except as set forth in  Subsection  7.1,  no  authorization, consent or approval  of any other  person or entity is  necessary  for such
     Seller or Acap or any  subsidiary  or  affiliate  of Acap to obtain for the consummation of the purchase and sale contemplated by this Agreement or for any other transaction contemplated hereby.

4.5  Litigation.  As of the  date of this  Agreement,  a final  order  has  been entered in the so called "Brown" case adopting the  settlement  proposed by
     the  parties   thereto,   and  except  for  the   pending   case  known  as
     Boissiere-Labat, and except for any lawsuit that has been filed but has not yet been served,  and as to which Sellers have no  knowledge,  there are no other claims, actions, suits, investigations or administrative, arbitration or  other  proceedings  pending  against  Sellers  or  Acap  or  any of its subsidiaries  or  affiliates,  or to the  knowledge of Sellers,  threatened against  Sellers or Acap or any of its  subsidiaries  or  affiliates,  that individually or in the aggregate have or reasonably may be expected to have a material  adverse effect (a) on Acap or any of its  subsidiaries,  (b) on the validity or  enforceability  of this Agreement or (c) on the ability of
     Acap to redeem the Acap Preferred Stock as contemplated hereby.

4.6  Brokers.  All negotiations  relative to this Agreement and the transactions contemplated  hereby  have  been  carried  out  by  Sellers  directly  with
     Purchaser,  without the  intervention of any person engaged by or on behalf of Sellers in such  manner as to give rise to any claims by any such person against  Purchaser  for a finder's  fee,  brokerage  commission  or similar payment.

4.7  Disclosure.  As  of  the  Date  Hereof,  neither  this  Agreement  nor  any certificate  furnished  by Sellers to  Purchaser  in  connection  with this
     Agreement  or the  transactions  contemplated  hereby  contains  any untrue statement of material fact or, to the knowledge of Seller, omits to state a material  fact  necessary  to make the  statements  herein or  therein  not misleading in light of the circumstances in which they were made.

                 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Sellers as follows:

5.1  Organization and Qualification.  Purchaser is a corporation duly organized, validly  existing  and in good  standing  under  the  laws of the  State of
     Delaware, with corporate power to own and lease its properties and carry on its business as presently conducted.

5.2  Authority  Relative to Agreement.  Purchaser  has the  corporate  power and
     authority  to  enter  into  this   Agreement   and  the  other   agreements
     contemplated  hereby  and  to  carry  out  its  obligations  hereunder  and thereunder.  The execution and delivery of this  Agreement by Purchaser and the execution and delivery of the other agreements  contemplated  hereby by
     Purchaser, and the consummation of the transactions contemplated herein and therein  have been duly  authorized  by the Board of Directors of Purchaser and  no  other  corporate  proceedings  on the  part  of  Purchaser  or any subsidiary  or  affiliate  of Purchaser  are  necessary  to authorize  this
     Agreement and such other  agreements  and the purchase and sale of the Acap
     Common Stock contemplated hereby. This Agreement constitutes, and the other
     agreements   contemplated   hereby,  upon  execution  and  delivery,   will
     constitute,  valid and binding  obligations  of  Purchaser  enforceable  in accordance  with  their  respective  terms,  except  as may be  limited  by bankruptcy,  insolvency, or other similar laws affecting the enforcement of creditors'  rights  generally  and  except as  enforcement  thereof  may be subject  to  general  principles  of equity  (regardless  of  whether  such enforceability is considered in a proceeding in equity or at law).

5.3  No Conflicting Agreements.  The execution and delivery of this Agreement by
     Purchaser do not, and the  execution  and delivery of the other  agreements contemplated  hereby by  Purchaser,  the  consummation  by Purchaser of the purchase and sale contemplated  herein and the compliance by Purchaser with the terms and provisions of this Agreement and such other  agreements  will not:

     5.3.1 conflict  with or result in a violation  or breach of, or  constitute
          (with or  without  notice or lapse of time or both) any of the  terms, provisions or conditions of the charter or by-laws of Purchaser or any of its subsidiaries or affiliates;

     5.3.2 conflict  with or result in a violation  or breach of, or  constitute
          (with or without notice or lapse of time or both) a default under,  or give to any  person or entity  the right of or result in  termination, cancellation,  acceleration  under or modification  of, any agreement, lease, contract,  policy,  treaty,  commitment,  mortgage,  indenture,
          document,   instrument,   governmental  permit  or  license  to  which
          Purchaser or any of its  subsidiaries  or  affiliates is a party or by which any of their  respective  assets are bound,  and as to which any
          such  conflicts,   violations,   breaches,   defaults,   terminations,
          cancellations,  accelerations or modifications  individually or in the aggregate  have  or may be  reasonably  expected  to  have a  material adverse effect on the validity or  enforceability of this Agreement or on the  ability of  Purchaser  to perform its  obligations  under this
          Agreement;

     5.3.3 subject to obtaining the  approvals,  authorizations  and  clearances contemplated by Subsection 7.1 hereof, violate any law, administrative regulation,  arbitration order,  writ,  injunction,  award,  judgment, decree, court order, governmental permit or license to which Purchaser or any of its subsidiaries or affiliates is subject; or

     5.3.4 result  in the  creation  or  imposition  of any Lien in favor of any third person or entity with respect to Purchaser,  any of  Purchaser's subsidiaries  or  affiliates  or any of their  respective  assets that individually or in the aggregate have or may be reasonably expected to have a material  adverse effect on the validity or  enforceability  of this  Agreement  or  on  the  ability  of  Purchaser  to  perform  its obligations under this Agreement.

5.4  Consents and Approvals. No authorization, consent or approval of, or filing with,  any public body or  authority  is  necessary  for  Purchaser  or any subsidiary or affiliate of Purchaser to obtain for the  consummation of the purchase  and  sale  contemplated  by  this  Agreement,  except  that  such transaction requires the filings, approvals,  authorizations and clearances contemplated by Subsection 7.1 hereof. Neither Purchaser nor Sellers is/are required to make any filings with the Justice  Department  or Federal Trade
     Commission under the Hart-Scott-Rodino  Antitrust Improvements Act of 1976,
     as amended,  for the consummation of the purchase and sale  contemplated by this Agreement. To the best knowledge of Purchaser,  except as set forth in
     Subsection 7.1, no  authorization,  consent or approval of any other person or entity is  necessary  for  Purchaser or any  subsidiary  or affiliate of
     Purchaser  to  obtain  for  the  consummation  of  the  purchase  and  sale contemplated  by this Agreement or for any other  transaction  contemplated hereby.

5.5  Litigation.   There  are  no  claims,  actions,  suits,  investigations  or administrative,  arbitration or other proceedings pending against Purchaser or any of its subsidiaries or affiliates, or to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or affiliates, that individually or in the aggregate have or reasonably may be expected to have a  material  adverse  effect  on the  validity  or  enforceability  of this
     Agreement or on the ability of Purchaser to perform its  obligations  under this Agreement.

5.6  Brokers.  All negotiations  relative to this Agreement and the transactions contemplated  hereby  have been  carried  out by  Purchaser  directly  with
     Sellers,  without the intervention of any person engaged by or on behalf of
     Purchaser  in such  manner as to give rise to any claims by any such person against  Sellers  for a  finder's  fee,  brokerage  commission  or  similar payment.

5.7  Investment  Representation.  The shares of Acap Common Stock to be acquired under the terms of this Agreement will be acquired by Purchaser for its own account  for the  purpose of  investment.  Purchaser  will not  transfer or otherwise dispose of any of such shares,  or any interest therein,  in such manner as to violate any  registration  provision of the  Securities Act of
     1933, as amended, or of any applicable state securities laws regulating the disposition  thereof.  Purchaser agrees that the certificates  representing the Shares may bear  legends to the effect  that such  Shares have not been registered  under the  Securities  Act of 1933,  as amended,  or such other state  securities  laws and that no interest  therein may be transferred or otherwise disposed of in violation of the provisions thereof.

5.8  Disclosure.  As  of  the  Date  Hereof,  neither  this  Agreement  nor  any certificate  furnished  by  Purchaser  to Sellers in  connection  with this
     Agreement  or the  transactions  contemplated  hereby  contains  any untrue statement  of material  fact or, to the  knowledge of  Purchaser,  omits to state a material fact  necessary to make the  statements  herein or therein not misleading in light of the circumstances in which they were made.

                            6. COVENANTS OF SELLERS

     Sellers covenant and agree with Purchaser that, between the Date Hereof and the  Closing  Date,  except to the extent  Purchaser  may  otherwise  consent in writing or to the extent otherwise  required or permitted by this Agreement,  in addition to the obligations of Guest under  Subsection 3.6,  Sellers will comply with all covenants and provisions of this Section.

6.1  Regulatory  Approvals.  To the best of their  ability in their  capacity as shareholders  of Acap,  and in a manner that does not  conflict  with their duties as  directors  and  officers of Acap and its  subsidiaries,  Sellers will, and will request Acap and its  subsidiaries  to, assist  Purchaser in its obtaining,  as promptly as practicable,  all approvals,  authorizations and clearances of governmental and regulatory  authorities required of them to consummate  the  transactions  contemplated  hereby,  including  without limitation the Texas Department of Insurance, and for that purpose (i) will take all commercially  reasonable steps and proceed  diligently and in good faith and use all commercially reasonable efforts to assist Purchaser, (ii)
     will provide such information and  communications  to such governmental and regulatory  authorities  as Purchaser or such  authorities  may  reasonably request and (iii) will cooperate  with  Purchaser in obtaining,  as soon as practicable,  all approvals,  authorizations and clearances of governmental
     or  regulatory   authorities   required  of  Purchaser  to  consummate  the
     transactions  contemplated hereby. Without limiting the foregoing,  Sellers will provide  Purchaser  access to all  information it needs about Acap and its  subsidiaries  in order to  complete on a timely  basis any  regulatory approval  process  applicable  to the  transactions  contemplated  by  this
     Agreement.

6.2  Conduct of Business. Except as otherwise expressly agreed in writing by the
     Purchaser,  during the period between the Date Hereof and the Closing, Acap and its subsidiaries will, and the Sellers, to the best of their ability in their individual  capacities and in their capacity as shareholders of Acap, and in a manner that does not conflict  with their duties as directors  and officers of Acap and its subsidiaries, will use their best efforts to cause
     Acap and its subsidiaries (the "companies") to be operated in the "ordinary course of business," the meaning of which is expanded and/or  supplemented, as the case may be, as follows:

     6.2.1 The  companies  will be  operated  in a manner  such that Acap's life insurance  company  subsidiaries  will continue to be in good standing and to be licensed, qualified or admitted to do business in each state or other  jurisdiction  as they are currently  licensed,  qualified or admitted to do business.

     6.2.2 The insurance  business of such  subsidiaries  will be  administered, serviced, conserved and otherwise maintained in the ordinary course of business in a manner  consistent with past practices and in compliance in all material  respects with all  applicable  legal and  contractual requirements.

     6.2.3 The  companies  will not (i) declare,  set aside or pay any dividends on, or make any other  distributions in respect to a company's capital stock,  (ii) split,  combine or  reclassify  the capital  stock of any company or authorize  the issuance of any other  securities in respect to their capital stock,  (iii) purchase,  redeem or otherwise  acquire any shares of capital  stock of any of the  companies  (except for the redemption of the Acap Preferred Stock as herein  provided),  (iv) pay or set aside a "sinking fund" for the payment of any principal  amount of  outstanding  debt  (except  for the  payment  of the Frost Loan as herein  provided),  (v) issue or commit to issue any of its  shares or other  debt or  equity  securities,  or (vi)  recapitalize  any of the companies (except that American Capitol may pay quarterly dividends to
          Acap for the  purpose  of debt  management  and to enable  Acap to pay quarterly  dividends  on its  Acap  Preferred  Stock  [which  Acap may declare  and pay in keeping  with its Acap  Preferred  Stock  dividend policy, as in effect on the Date Hereof]).

     6.2.4 The  companies  will not incur any  indebtedness  or make any  loans, advances or capital  contributions  to any other person or individual, provided  this  restriction  shall not  prevent a company  from making routine advances to its agents in the ordinary course of its insurance
          business,   consistent  with  past  practices,   routine  intercompany
          advances,  consistent  with past practices,  or short-term  borrowings under existing lines of credit that will be repaid prior to Closing.

     6.2.5 The  companies  will not  transfer any  Intellectual  Property of the companies  (except  American Capitol may transfer its interest in that certain Pending Patent application dated March 13, 2006).

     6.2.6 The companies will not change the employment  contracts of any of its employees or contract personnel,  or change the compensation of any of its employees  (except that  American  Capitol may change the terms of the American Capitol Stock Options solely for the purpose of advancing the date on which  they may be  exercised  to be a date  that is on or before the Closing Date and, with the prior consent of Purchaser,  may make routine  compensation  adjustments  for its employees who are not the five most highly paid,  provided  Purchaser's  prior consent shall
          not  be  required  for  routine  annual  compensation   increases  not
          exceeding 3%).

     6.2.7 American  Capitol  will  pursue,   in  co-operation  with  Purchaser,
          policies and practices  regarding  American Capitol employees designed to  maintain  the  employment  of its  current  employees,  subject to
          ordinary  course  of  business   reviews,   evaluations,   hiring  and
          termination practices,  and subject to consultations with Purchaser on matters affected by Purchaser's  announcements to employees  regarding
          Purchaser's  plans for the  post-Closing  operations of the companies.
          (The  timing and  content of any  communication  to  American  Capitol employees of severance pay or other inducement offered for the purpose of  retaining  such  employees  for the  duration  needed by Purchaser beyond the Closing Date shall be Purchaser's  responsibility,  subject to American Capitol's cooperation.)

     6.2.8 The  companies  will make and  maintain the  investments  made by the insurance subsidiaries in accordance with the investment plans adopted by each such company's  Board of Directors "in the ordinary  course of business" (and changes in the market value of the  investments of such companies  also  shall be  deemed  to be "in the  ordinary  course  of business.")

     6.2.9 The settlement cost of so-called  "Brown"  litigation will be limited to an  aggregate  amount  that does not exceed the cost of  settlement encompassed  in  the  settlement  agreement  heretofore  entered  into between American  Capitol and the plaintiffs in said  litigation.  Any excess settlement cost will reduce the purchase price for the Shares.

     6.2.10 The companies will exercise all commercially  reasonable  efforts to preserve  their  business  organizations  intact and to  preserve  the goodwill of their customers and others having business  relations with them.

     6.2.11  The  companies  will  give  all  notices   required  to  terminate,
          contingent upon the Closing,  all employment  agreements to which they are parties effective  December 31, 2006, subject to the following two exceptions:  the  employment  agreements  with  Missey  Sylva and John
          Cornett  existing  on  the  Date  Hereof,  the  terms  of  which  have previously been disclosed to Purchaser.

For  purposes of this  Subsection  6.2, an action  shall be deemed to be "in the ordinary  course of business" if (i) such action,  or failure to take an action, under the  circumstances,  is  consistent  with the manner in which the  subject company  has  conducted  its  business  within the past few years,  or (ii) such action,  or the  failure  to  take  an  action,  is,  under  the  circumstances, reasonable,  routine,  ordinary,  or usual,  compared to what a comparable-level manager  of a  comparable  life  insurance  company  or life  insurance  holding company,  as the case may be,  would  take or fail to take,  as the case may be, under  like or  similar  circumstances.  Nothing  in this  Subsection  6.2 shall prevent the Board of Directors of Acap or its subsidiaries  from causing Acap or its  subsidiaries  to take any  action or fail to take an action  such  Board of
Directors  deems  appropriate,  in the sole  discretion  in the  exercise of its fiduciary  duties  that is not in the  ordinary  course  of  business  for  such company,  provided  that the Sellers will  promptly  provide  written  notice to
Purchaser of such action (or inaction), so that Purchaser may evaluate the same.
Any action taken, or failure to take an action, by Acap or its subsidiaries that is not in the  ordinary  course of business  (within  the  meaning  used in this
Section  6.2) shall be grounds for  Purchaser  to  terminate  this  Agreement in accordance with Subsection 13.1.6.

In order to resolve contemporaneously any question, if any, regarding whether or not an action,  or the failure to take an action,  is "in the ordinary course of business,"  Sellers,  or either of them, may provide written notice to Purchaser of any action  taken or to be taken,  or decision  not to take any  action,  and
Purchaser  must  provide  written  notice of its  objection,  if any, to Sellers within five business days after receiving such notice from Sellers, or either of them,  as the case may be.  Upon  receipt of any such  notice,  or if  Purchaser becomes aware of any information concerning facts that Purchaser deems to be the basis for an  objection  by  Purchaser to an action or failure to take an action that  Purchaser  deems not to be  material  but not "in the  ordinary  course of business,"  Purchaser  must provide  written  notice of its objection to Sellers within five business days after receiving such notice from Sellers, or either of them, or promptly after becoming aware of an action or failure to take an action that Purchaser  deems to be material but not in the ordinary course of business, as the case may be.  Failure to provide  such notice of  objection to Sellers as aforesaid  will  constitute  waiver by Purchaser of any right to claim that such action  was not in the  ordinary  course of  business,  and,  further,  any such objection by Purchaser must not be unreasonably made.

6.3  Due  Diligence  Investigation  by Purchaser.  Until the  expiration of four weeks  from the  Date  Hereof  or,  if  earlier,  the  termination  of this
     Agreement  pursuant to Section 13,  Purchaser,  through its  employees  and other  representatives,  will be provided  full access to the Documents and
     Records  of Acap  and its  subsidiaries  as  well as any  other  documents, instruments, agreements and other books, records and properties of Acap and its  subsidiaries  as  Purchaser  shall  from  time  to time  request.  Any investigation  shall be conducted  in a manner which does not  unreasonably interfere with the operation of the business of Acap and its  subsidiaries.
     Purchaser  will also be provided  access to the  attorneys,  accountants or actuaries who, as third-party  service  providers,  have performed services for Acap and its  subsidiaries,  provided prior  arrangements  are made for compensation  by  Purchaser  required  by such  attorneys,  accountants  or actuaries and the granting of permission to them, as needed,  to share with
     Purchaser the information  reasonably requested from them by Purchaser.  In the event of  termination of this Agreement  prior to the  consummation  of
     Closing,  Purchaser shall deliver to Sellers all documents, work papers and other  material  obtained  by  Purchaser  from  Sellers  or  Acap  and  its subsidiaries, and shall not disclose to any third party, and shall not use, directly  or  indirectly,  or through  any  subsidiary  or  affiliate,  any information so obtained or otherwise obtained in connection  herewith,  and shall keep all such  information  confidential  except (i) as  required  by court order or applicable law or any regulatory application or notice filed in connection with this Agreement or the transactions  contemplated herein,
     (ii) as  lawfully  obtained  from  others and (iii) to the extent that such information  is  then  in the  public  domain  (provided  Purchaser  or its representative  were not  responsible  for such  information  entering  the public domain without the consent of Sellers).

6.4  Satisfaction of Conditions.  Sellers shall make all commercially reasonable efforts  in good  faith to  cause  all  conditions  precedent  to  Sellers'
     obligations  hereunder  to be  satisfied  on or before the Closing Date and shall exercise all commercially reasonable efforts and cooperate fully with
     Purchaser in accomplishing the satisfaction of all conditions  precedent to
     Purchaser's obligations hereunder on or prior to the Closing Date.

6.5  No Negotiations.  From and after the Date Hereof to the termination of this
     Agreement by Purchaser or the  rightful  termination  of this  Agreement by
     Sellers  pursuant to Section 13, Sellers,  individually and as shareholders of Acap and, as applicable, holders of American Capitol Stock Options, will not take, directly or indirectly, any action to seek, entertain, discuss or negotiate,  or vote any Shares in favor of any offer or  proposal  from any person or entity to acquire  the Shares or any other  shares of Acap or any of its subsidiaries or, outside the ordinary course of business, any assets of Acap or any of its subsidiaries (a "Conflicting  Transaction").  Nothing in this  Subsection  6.5  shall  prevent  Sellers,  in  their  capacity  as directors of Acap and its subsidiaries,  from taking any action required by law in the exercise of their fiduciary duties, provided, however, that if a
     Conflicting  Transaction occurs or there is any offer or proposal regarding a Conflicting Transaction that is accepted and such Conflicting Transaction will or is  reasonably  likely to materially  and  adversely  affect either
     Seller's ability to consummate the sale of the Shares,  the consummation of the transactions  contemplated by this Agreement or Purchaser's  ability to acquire a majority of the outstanding  shares of Acap, then, at the time of such  Conflicting  Transaction  or  acceptance  of such  proposal  or offer
     (whichever first occurs),  Guest, on behalf of Sellers,  will pay Purchaser
     Two Million Dollars  ($2,000,000).  The Parties  acknowledge and agree that this sum is reasonable  in light of the expense and time  Purchaser has and
     will  incur  in  connection  with  this  Agreement  and  the   transactions
     contemplated hereby and the damages it will sustain.

6.6  Defend,  Hold  Harmless and  Indemnify  Purchaser.  Sellers agree to defend
     Purchaser  against,  and hold  Purchaser  harmless  from,  and to reimburse
     Purchaser  for,  any  actual  financial  Loss  or  Losses  (as  defined  in
     Subsection  11.1)  resulting  from or  arising  out of any  claim or claims described in Subsection  11.3.2 hereof.  Other  shareholders of Acap Common
     Stock who sell shares of Acap Common  Stock to  Purchaser  pursuant to this
     Agreement  shall make the same agreement as it relates to such shares which they sell to Purchaser pursuant to this Agreement.

6.7  Invitation to Purchaser.  After the  expiration of four weeks from the Date
     Hereof and the receipt by Purchaser of all  approvals,  authorizations  and clearances of  governmental  and regulatory  authorities  required of it to
     consummate  the  transactions   contemplated   hereby,   including  without
     limitation the Texas Department of Insurance and, if required in connection
     with  the  acquisition  of  Imperial  Plan,   appropriate  bank  regulatory
     authorities,  provided this Agreement has not been terminated, Sellers will arrange for Purchaser through its designated  employees and representatives to visit Acap and its  subsidiaries  on their premises for the sole purpose of studying  operations  and planning and preparing  for any  transition of
     operations   that  Purchaser  may  choose,   on  the  condition  that  such
     visitations  shall not materially  interfere with the normal  operations of
     Acap or its subsidiaries.

6.8  Notification of Certain Matters.

     6.8.1 If, prior to the Closing or  termination of this  Agreement,  Sellers learn that any event or condition has had, or is  reasonably  expected to have, a material  adverse  effect on the condition  (financial  and otherwise),  business, assets,  liabilities,  results of operations or prospects  of Acap or any of its  subsidiaries,  individually  or as a whole, which,  unless waived by Purchaser,  will prevent the condition set out in Subsection  9.11 from being  satisfied at Closing,  Sellers must,  within five business days thereafter,  notify Purchaser of such event or condition.

     6.8.2 Until the Closing or termination of this Agreement, Sellers will give prompt written notice to Purchaser of (a) the  occurrence,  or failure to occur, of any event that has caused any  representation or warranty of  Sellers  contained  in  this  Agreement  to be  untrue  or (b) the occurrence  of any  failure of Sellers to comply  with or satisfy  any covenant,  condition or agreement to be complied  with or satisfied by
          Sellers under this Agreement.

                           7. COVENANTS OF PURCHASER

     Purchaser  covenants and agrees with Sellers that,  between the Date Hereof and the Closing  Date,  except to the extent  Guest,  on behalf of Sellers,  may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement,  Purchaser will comply with all covenants and provisions of this
Section 7.

7.1  Regulatory Approvals and Filings.  Purchaser will (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable,  all approvals,  authorizations and clearances of governmental and regulatory  authorities  required of it to consummate the  transactions contemplated  hereby,  including without limitation the Texas Department of
     Insurance and, if required in connection  with the  acquisition of Imperial
     Plan,  appropriate  bank  regulatory  authorities,  (ii) provide such other
     information  and   communications   to  such  governmental  and  regulatory
     authorities as Sellers or such  authorities may reasonably  request,  (iii)
     cooperate with Sellers in obtaining, as soon as practicable, all approvals, authorizations  and clearances of governmental  and regulatory  authorities required of Sellers to consummate the transactions  contemplated hereby and
     (iv) satisfy all filing  requirements of Purchaser required with respect to the purchase and sale  contemplated  by this Agreement under the Securities
     Exchange Act of 1934 and applicable state securities laws.

7.2  Satisfaction  of  Conditions.   Purchaser   shall  make  all   commercially
     reasonable  efforts  in good  faith to cause all  conditions  precedent  to
     Purchaser's  obligations hereunder to be satisfied on or before the Closing
     Date and shall exercise all commercially  reasonable  efforts and cooperate fully with Sellers in  accomplishing  the  satisfaction  of all  conditions precedent  to  Sellers'  obligations  hereunder  on or prior to the Closing
     Date.

7.3  Notification of Certain Matters.

     7.3.1 If, prior to the Closing or termination of this Agreement,  Purchaser learns that any event or condition has had, or is reasonably  expected to have, a material  adverse  effect on the condition  (financial  and otherwise),  business, assets,  liabilities,  results of operations or prospects  of Acap or any of its  subsidiaries,  individually  or as a whole,  which will prevent the condition  set out in  Subsection  9.11 from being satisfied at Closing,  Purchaser must, within five business days thereafter,  notify Guest and Cornett,  on behalf of Sellers,  of such  event or  condition,  or else be deemed to accept  such event or
          condition  as  not  objectionable   under  Subsection  9.11  or  under
          Subsection 13.1.5.

     7.3.2 Until the Closing or  termination of this  Agreement,  Purchaser will give  prompt  written  notice to  Sellers  of (a) the  occurrence,  or failure to occur, of any event that has caused any  representation  or warranty of Purchaser  contained in this Agreement to be untrue or (b)
          the  occurrence  of any failure of Purchaser to comply with or satisfy any covenant,  condition or agreement to be complied with or satisfied by it under this Agreement.

                8. CONDITIONS TO THE OBLIGATIONS OF BOTH PARTIES

     The  obligations  of each of the Parties hereto to proceed with the Closing are subject to the fulfillment  (unless waived by each party in writing),  prior to or at the Closing, of each of the following conditions:

8.1  Legal  Proceedings.  No  suit,  action  or  other  judicial  or  regulatory proceeding  shall have been  initiated or shall be pending or threatened by any  governmental  agency  in which it is  sought  to  restrain,  prohibit,
     invalidate,   modify  or  condition,   or  set  aside,   the   transactions
     contemplated by this Agreement,  and no statute,  rule or regulation having such effect  shall have been  promulgated  or  enacted,  nor shall any such suit, action or proceeding have been initiated by any other third party not affiliated  with the  Parties  hereto in which such third  party shall have obtained  preliminary  or  permanent  injunctive  relief or  which,  in the opinion of counsel to either party, has a reasonable likelihood of success;
     provided,  however,  that each party shall use  reasonable  efforts in good faith to cause such suit, action or proceeding,  or the threat thereof,  to be  dismissed or  withdrawn,  to cause such  injunction  to be dissolved or vacated or to cause such  statute,  rule or  regulation  to be  repealed or rescinded.

8.2  Governmental  Approvals.  The purchase and sale of the Shares and the other transactions  described in the Form A to be filed with the Texas Department of  Insurance  (i) shall have been  approved  in all  respects by the Texas
     Department of Insurance  and shall be subject to no  conditions  other than conditions  for the  protection of  policyholders  or other purposes as are customarily  imposed  by  insurance  regulatory  authorities  in  approving similar  transactions  and (ii)  Purchaser  and  Sellers  shall  have  been furnished  with  appropriate  evidence,  satisfactory  to  them  and  their respective  counsel,  of the  granting  of such  approval;  and  any  other regulatory  approvals  required to be obtained by Purchaser or Acap for the consummation of the transactions  contemplated by this Agreement shall have been obtained on terms and conditions  satisfactory  to Purchaser,  and all applicable regulatory waiting period shall have expired or been terminated.

                  9. CONDITIONS TO THE OBLIGATIONS OF PURCHASER

     The  obligations  of  Purchaser  hereunder  to proceed with the Closing are subject to the fulfillment (unless waived by Purchaser in writing),  prior to or at the Closing, of each of the following conditions:

9.1  Performance.  Sellers  shall have  performed  and  complied in all material respects  with all  covenants,  agreements,  obligations,  commitments  and conditions  required by this  Agreement to be performed or complied with by
     Sellers prior to or at the Closing.

9.2  Sellers'   Certificate.   Sellers  shall  have  delivered  to  Purchaser  a
     certificate,  dated the Closing Date and signed by Sellers,  certifying  to the fulfillment of the conditions specified in Sections 8 and 9.

9.3  Share Certificates.  Sellers shall have delivered to Purchaser certificates representing  the  Shares  duly  endorsed  in  blank or with  stock  powers attached,  together with such other  instruments  or documents as Purchaser may reasonably  request,  to transfer  legal and  beneficial  ownership and control of the Shares to Purchaser upon Purchaser's payment for such Shares as provided in this Agreement.

9.4  Resignations.  Sellers  shall have caused to be  delivered  to Purchaser at
     Closing the signed  resignation  of each of the  directors  of Acap and its subsidiaries whose resignation has been requested by Purchaser prior to the
     Closing Date, provided, however, any such resignation in each case shall be the  voluntary  election  by each  such  director,  respectively.  (In this connection, such directors who elect to resign as requested by Purchaser as aforesaid  are  entitled to  recognize  that,  upon  acquiring  the Shares,
     Purchaser will be able, as the majority  shareholder of Acap, to effect any changes  in the  composition  of the  Boards of  Directors  of Acap and its subsidiaries permitted under applicable law.)

9.5  Releases. Sellers shall have caused to be delivered to Purchaser at Closing
     a  release   agreement  of  each  of  the  Sellers,   the  Come-Along  Acap
     Shareholders  and the  Holders  of  Acap  Stock  Put  Options  in form  and
     substance   satisfactory  to  Purchaser,   providing  for  the  release  of
     Purchaser,  Acap  and  their  respective  subsidiaries  from  any  and  all
     obligations   or   liabilities,    including    without    limitation   any
     indemnification  obligations  (other than  obligations  owed to them to the extent they arise under this  Agreement  or the Acap Stock Put Options and, to the extent  they are  employees  of Acap or its  subsidiaries  under any employment  agreement  disclosed  to  Purchaser  prior to execution of this
     Agreement (specifically, Mike Rambo and Cornett), compensation and benefits to which they are  entitled  under  such  employment  agreements  as of the
     Closing  Date,  or,  to the  extent  they  are  employees  of  Acap  or its subsidiaries  without  such an  employment  agreement,  salary and benefits earned to the Closing Date).

9.6  Appointment  of  Directors.  As of the Closing,  Sellers  shall cause to be delivered to Purchaser a resolution of the  remaining  members of the Board of Directors of Acap and its subsidiaries as of the Closing Date,  pursuant to which  such  remaining  directors  shall  elect  directors  selected  by
     Purchaser  prior to the Closing to fill the  vacancies in the Board created by the resignations of the directors of Acap and its subsidiaries as of the
     Closing Date.

9.7  Other  Documents.  Sellers shall have delivered to Purchaser at the Closing such other documents as Purchaser may reasonably request.

9.8  Representations.   The  recitals   contained  in  this  Agreement  and  the
     representations  and  warranties of Sellers  contained in Section 4 of this
     Agreement  shall be true and correct in all material  respects at and as of the Closing, as if each such recital,  representation and warranty had been made as of the Closing.

9.9  Conduct of  Business.  Acap and its  subsidiaries  shall have  operated and conducted their businesses in the manner described in Subsection 6.2.

9.10 Litigation. Except for the Boissiere-Labat case, and except for any lawsuit that  has  been  filed  but has not yet been  served,  and as to which  the
     Parties  have no  knowledge,  as of the  Closing  Date,  there  shall be no claims,  actions, suits,  investigations or administrative,  arbitration or other proceedings pending against Seller or Acap or any of its subsidiaries or  affiliates,  or to the  knowledge  of the Parties,  threatened  against
     Seller or Acap or any of its subsidiaries or affiliates,  that individually or in the aggregate  have or reasonably  may be expected to have a material adverse effect (a) on Acap or any of its subsidiaries,  (b) on the validity or  enforceability of this Agreement or on the ability of Seller to perform his  obligations  under  this  Agreement  or (c) on the  ability of Acap to redeem the Acap Preferred Stock as contemplated hereby.

9.11 No Material Adverse Change.  After the date of this Agreement,  no event or condition shall occur or exist and Purchaser shall not obtain  knowledge of any event or condition  (whenever it occurred)  which has, or is reasonably expected to have, a material adverse effect on the condition (financial and
     otherwise),   business,  assets,  liabilities,  results  of  operations  or prospects of Acap or any of its  subsidiaries,  individually or as a whole.
     The following  events or conditions are excepted from this Subsection 9.11:
     (a) any changes in laws,  rules or  regulations  or  regulatory  accounting principles  that apply to both Acap (and its  subsidiaries)  and  Purchaser
     (and  its  subsidiaries),   (b)  any  change,  circumstance,   development,
     condition,  occurrence or effect  relating to the United States  economy or
     financial   markets  in  general,   and  (c)  any   change,   circumstance,
     development,  condition,  occurrence  or effect  relating to the  insurance industry in general to the extent not affecting  Acap and its  subsidiaries to a  materially  greater  extent  than it  affects  others  parties in the insurance industry.

                  10. CONDITIONS TO THE OBLIGATIONS OF SELLERS

     The  obligations  of Sellers  hereunder  to proceed  with the  Closing  are subject to the fulfillment (unless waived by Sellers in writing), prior to or at the Closing, of each of the following conditions:

10.1 Representations.  The representations and warranties of Purchaser contained in Section 5 of this  Agreement  shall be true and correct in all  material respects  at and as of the  Closing,  as if each  such  representation  and warranty had been made as of the Closing.

10.2 Performance.  Purchaser  shall have  performed and complied in all material respects  with all  covenants,  agreements,  obligations,  commitments  and conditions  required by this  Agreement to be  performed  or complied  with prior to or at the Closing.

10.3 Purchaser's  Certificate.  Purchaser  shall  have  delivered  to  Sellers a certificate,  dated the Closing Date and signed by the  president or a vice president of Purchaser,  certifying to the  fulfillment  of the  conditions specified in Sections 8 and 10.

10.4 Other  Documents.  Purchaser shall have delivered to Sellers at the Closing such other documents as Sellers may reasonably request.

                              11. INDEMNIFICATION

     The Parties agree as follows:

11.1 Losses.  As used in this Section 11, "Loss" and/or  "Losses" shall mean any loss, liability,  claim, damage,  expense (including costs of investigation
     and  defense,   reasonable   attorneys'  fees  and  expert  witness  fees),
     including,  without  limitation,  all  expenses  reasonably  incurred by an
     Indemnitee   as  a   result   of  any   actions,   lawsuits,   proceedings,
     investigations,  claims,  demands,  assessments,  and  damages,  penalties, interest, judgments or settlements resulting therefrom,  including, without limitation,  costs and expenses of  litigation  and  reasonable  attorneys'
     fees.  In  instances  in which  the  Indemnitee  is  Purchaser  and/or  its subsidiaries and affiliates,  the term "Loss" and/or "Losses" shall include all Losses sustained by Acap and its subsidiaries.

11.2 Indemnity by Purchaser. Purchaser shall indemnify, defend and hold harmless
     Sellers from and against Losses that arise out of:

     11.2.1 the  non-performance  of any covenants,  agreements,  obligations or commitments  contained in this Agreement or in any exhibit,  schedule, certificate or other document delivered pursuant hereto required to be performed by Purchaser; or

     11.2.2 the fact  that any  representation  or  warranty  made by  Purchaser contained in this Agreement or in any exhibit,  schedule,  certificate or other  document  delivered  pursuant  hereto  was  untrue as of the
          Closing Date  (determined  as if such  representation  or warranty had been made as of the Closing Date).

11.3 Indemnity by Sellers.  Sellers,  jointly and  severally,  shall  indemnify, defend  and  hold  harmless  Purchaser  and  Purchaser's  subsidiaries  and
     affiliates  including,   without  limitation,   its  officers,   directors,
     employees and  shareholders  and those of its  subsidiaries  and affiliates from and against Losses that arise out of:

     11.3.1 the  non-performance  of any covenants,  agreements,  obligations or commitments  contained in this Agreement or in any exhibit,  schedule, certificate or other document delivered pursuant hereto required to be performed by Sellers; or

     11.3.2 any claim or claims by any  current or former  Acap  shareholder  or shareholders or any governmental authority against Purchaser,  Acap or any of their  subsidiaries  or  affiliates  relating  to any action or actions taken by Acap prior to the Closing; or

     11.3.3 the  fact  that  any  representation  or  warranty  made by  Sellers contained in this Agreement or in any exhibit,  schedule,  certificate or other  document  delivered  pursuant  hereto  was  untrue as of the
          Closing Date  (determined  as if such  representation  or warranty had been made as of the Closing Date),  provided that a Seller who has not breached  any such  representation  or  warranty  is not  required  to provide  indemnification  pursuant to this Subsection 11.3 for another
          Seller's breach of a such representation or warranty.

In respect to any shares of Acap Common  Stock  purchased  or to be purchased by
Purchaser pursuant to this Agreement, Purchaser shall be entitled to require the same agreement to indemnify,  defend and hold harmless Purchaser and Purchaser's subsidiaries  and  affiliates  from the  shareholder  selling the shares of Acap
Common Stock (subject to  limitations  comparable to those set out in Subsection
11.4.2).

11.4 Limitation of Claims and Amount.

     11.4.1 Except as hereinafter  provided,  neither party shall have any right to indemnification  hereunder until the Losses suffered or incurred by such party which (except for this Subsection  11.4) would otherwise be indemnifiable  pursuant to Subsection  11.1, 11.2 or 11.3, as the case may be,  exceed in the aggregate the base amount of $50,000 (the "Base
          Amount");  provided  that  at  such  time  as the  Losses  of a  party otherwise  indemnifiable pursuant to Subsection 11.1, 11.2 or 11.3, as the case may be, exceed in the  aggregate  the Base Amount,  then such party shall be entitled to  indemnification  to the extent such Losses in  the  aggregate  exceed  the  deductible  amount  of  $20,000  (the
          "Deductible Amount").

     11.4.2 To the extent any  indemnification  obligation  under  Section  11.3 relates to Acap Losses  [defined  as Losses that are  suffered by Acap and  its  subsidiaries,  and  includes  Losses  Purchaser  or  any  of
          Purchaser's  subsidiaries  (other than Acap and its  subsidiaries)  or
          affiliates   elect  to  incur   in  the   defense   of  Acap  and  its
          subsidiaries],  then the  liability  of Sellers  therefor (i) shall be limited  to the  fraction  of such Loss that  matches  the  fractional
          relationship   that  the  Sellers'  Shares  bear  to  the  issued  and
          outstanding shares of Acap at time of Closing (the aggregate number of
          the  Shares  being  the   numerator  and  the  number  of  issued  and
          outstanding  shares of Acap at time of Closing being the  denominator)
          and (ii) shall not exceed the aggregate  purchase  price paid for such
          Shares.  However, to the extent any indemnification under Section 11.3 relates to Purchaser or any of  Purchaser's  subsidiaries  (other than
          Acap and its  subsidiaries)  or affiliates,  or Purchaser's  officers, directors,  employees and  shareholders  and those of its subsidiaries and  affiliates  (apart from Acap Losses as stated in the  immediately preceding  sentence),  then the limitations  stated in the immediately preceding sentence do not apply.

11.5 Payment.   Payment   required   to  be  made  to  any  party   entitled  to
     indemnification hereunder shall be made within ten days after receipt of an invoice  therefor from a party seeking  indemnification.  If any payment is not made within the aforesaid time, the amount thereof shall bear interest, compounded  annually,  at the prime rate of interest  reflected in the Wall
     Street Journal on the day on which such payment was due, until paid. In the event of any dispute with respect to a party's  obligation to make any such payment,  the Parties  shall use their best efforts to resolve such dispute as promptly as practicable.

11.6 Notice.  Any  person,   corporation  or  other  legal  entity  entitled  to
     indemnification under Subsection 11.2 or 11.3, as the case may be, making a claim under this Section 11 is hereinafter  referred to as the "Indemnitee"
     and the party against whom such claim is asserted  under this Section 11 is hereinafter  referred to as the  "Indemnitor." All claims by any Indemnitee under this Section 11 shall be asserted by Indemnitee delivering or causing to be  delivered,  to  Indemnitor,  a written  notice (the "Claim  Notice")
     describing in reasonable detail the facts or circumstances which may result in a claim of Loss.  (Such claim of Loss is  hereinafter  referred to as an
     "Asserted Liability.")  Indemnitee shall use reasonable efforts to give the
     Claim Notice not later than the earlier of:

     11.6.1 One month after the time at which Indemnitee is notified in writing, actually becomes aware of or otherwise obtains actual knowledge of any action, proceeding,  investigation, demand or claim (whether actual or threatened)  or any other  circumstance  or state of facts which could give rise to an Asserted Liability, or

     11.6.2 With respect to any Asserted  Liability which has become the subject of proceedings before any court or tribunal or in which Indemnitee has been  served  with  legal  process  within  such  time as would  allow
          Indemnitor to timely file  responsive  pleadings in such proceeding or action.

If a Claim  Notice  is not  given by the  Indemnitee  as  herein  provided,  the
Indemnitee shall  nevertheless be entitled to  indemnification  hereunder to the extent  that the  Indemnitee  can  establish  that the  Indemnitor  has not been prejudiced by such time elapsed.

The Parties  agree that a Claim  Notice may be delivered to Guest and Cornett on behalf of any Indemnitor who is a Seller.

11.7 Defense of Claims.

     11.7.1 Subject to the limitations  hereinafter set forth,  Indemnitor shall have the right to control the contest of any  Asserted  Liability  and shall defend, at its own expense and by its own counsel,  any Asserted
          Liability.  If Indemnitor does not notify Indemnitee in writing within one month after receipt of the Claim Notice, or within the time period prior  to the  date on  which  responsive  pleadings  must  be  filed, whichever is less,  that it elects to undertake  the defense  thereof,
          Indemnitee shall have the right to defend the Asserted  Liability with counsel of its choosing reasonably satisfactory to Indemnitor. Even in the event that Indemnitor does not notify Indemnitee that it elects to undertake the defense of an Asserted  Liability  within the applicable time periods set forth in this Section 11,  Indemnitor  shall have the right to assume the defense of such Asserted Liability,  and to select counsel  reasonably  satisfactory to Indemnitee,  at any time prior to settlement or final determination thereof; provided,  however, that in such  event  Indemnitor  shall be  responsible  for and  shall pay (or reimburse Indemnitee for) the fees and expenses of counsel employed by
          Indemnitee prior to Indemnitor's assumption of the defense of any such
          Asserted Liability.

     11.7.2 In the event that  Indemnitor  commences or  thereafter  assumes the
          defense  of  any  Asserted   Liability  as  provided  in  Section  11,
          Indemnitee  shall  have the  right to  employ  separate  counsel  with respect  to such  claim and to  participate  in the  defense  thereof, provided that the fees and expenses of counsel  employed by Indemnitee shall be at the expense of  Indemnitee  unless the  employment of such counsel has been specifically authorized in writing by Indemnitor.

     11.7.3 Indemnitor  will not  compromise  or settle any  Asserted  Liability without the prior written  consent of Indemnitee  (which  consent will not be  unreasonably  withheld or delayed),  unless such settlement or compromise does not subject any Indemnitee to any monetary  liability, does not affect the  operations of any  Indemnitee  or Acap,  American
          Capitol,  Texas  Imperial or Imperial Plan or any of their  respective subsidiaries  and  includes a complete,  unconditional  release of all
          Indemnitees   from  all  liability   with  respect  to  such  Asserted
          Liability.

11.8 Cooperation.  After the  Closing  Date,  Sellers and  Purchaser  shall each cooperate fully with the other (including,  without  limitation,  affording the other an  opportunity to participate in the defense) as to all Asserted
     Liabilities,  shall make available to the other as reasonably requested all information,  records and documents relating thereto and shall preserve all such information, records and documents until the termination of any claim.
     Sellers  and  Purchaser  shall each also make  available  to the other,  as reasonably requested,  its personnel,  agents and other representatives who are responsible for preparing or maintaining information,  records or other documents,  or who may have  particular  knowledge with respect to any such
     Asserted Liability.

11.9 No Insurance. The indemnifications  provided in this Agreement shall not be construed as a form of insurance and shall be binding upon and inure to the benefit of  Purchaser,  Sellers and their  respective  affiliates;  and the
     indemnification   provisions   shall  apply  with  full  force  and  effect
     notwithstanding  the fact the  Indemnitee  has insurance  covering all or a portion of the Losses  provided that an  Indemnitor  shall be subrogated to any right an Indemnitee may have to receive any insurance  proceeds payable in respect of any Losses for which indemnification has been provided.

11.10 Single Claims.  It is expressly  agreed that, where the provisions of this
     Section 11entitle more than one entity to indemnification in respect of the same Loss,  Indemnitor  shall only be liable once under this Section 11 for the full amount of such Loss  notwithstanding that more than one Indemnitee might have sought indemnification in respect of that Loss.

                           12. SURVIVAL OF OBLIGATIONS

     Unless otherwise  specifically set forth in this Agreement or in any of the exhibits, schedules, certificates or other agreements delivered pursuant hereto, all  representations and warranties and all covenants,  agreements,  obligations and  commitments  to be performed  on or prior to the Closing Date  contained in this Agreement or in any such exhibit, schedule,  certificate or other agreement delivered  pursuant  hereto,  shall  terminate  two years from the Closing  Date
(without prejudice to any then pending claims) and no party shall be entitled to submit a claim for  indemnification  with respect to any possible Loss resulting from or arising  out of the  non-performance  of any such  covenant,  agreement, obligation or commitment or of any representation or warranty being untrue as of the Closing Date unless notice of such claim has been delivered within two years from the  Closing  Date.  Any  obligation  resulting  from or arising out of the non-performance of any such covenant, agreement,  obligation or commitment or of any representation or warranty being untrue as of the Closing Date as to which a written notice of possible Loss shall have been given to the indemnifying  party in accordance with the  requirements  of Section 11 hereof shall survive,  as to matters identified in such notice,  until the resolution of the matters referred to therein.  Unless  otherwise  specifically  set forth  herein or in any of the exhibits, schedules, certificates or other agreements delivered pursuant hereto, in case of any representation or warranty being untrue as of the Closing Date or any  non-performance  of  any  covenant,  agreement,  obligation  or  commitment contained in this Agreement, or in any exhibit,  schedule,  certificate or other agreement  delivered  pursuant  hereto,  the exclusive  remedy therefor shall be indemnification pursuant to Section 11 hereof.

     Notwithstanding  the  foregoing,  the  obligation  of  Sellers  to  provide indemnification  under Subsection  11.3.2 shall survive the Closing and continue so long as any claim by any current or former Acap  shareholder  may be asserted against  Purchaser  or Acap (or its  successor)  with  respect  to any action or actions  taken  by  Acap  prior  to the  Closing,  provided  the  party  seeking indemnification  hereunder must provide notice of any such indemnification claim within six years of the Closing Date.

                          13. TERMINATION OF AGREEMENT

13.1 Termination.  This Agreement may be terminated at any time prior to Closing as follows:

     13.1.1 by mutual written consent of Sellers and Purchaser;

     13.1.2 by Sellers or  Purchaser  if the  conditions  set forth in Section 8 have not been  satisfied or waived in writing by Sellers or Purchaser, as the case may be, on or before the Closing  Date (other than through the failure of the Party  seeking to  terminate  to comply with its or his obligations under this Agreement);

     13.1.3 by Sellers if the  conditions  set forth in Section 10 have not been satisfied  or waived in writing  by  Sellers on or before the  Closing
          Date (other than through the failure of Party  seeking to terminate to comply with its or his obligations under this Agreement);

     13.1.4 by Purchaser if the  conditions set forth in Section 9 have not been satisfied  or waived in writing by  Purchaser on or before the Closing
          Date (other than through the failure of Party  seeking to terminate to comply with its or his obligations under this Agreement);

     13.1.5 by  Purchaser on or before the date that is four weeks from the date hereof, if Purchaser, in the course of its due diligence investigation since June 30, 2006,  learns or obtains  information  that it believes has, will or is reasonably expected to have, a material adverse impact
          on  the  condition  (financial  and  otherwise),   business,   assets,
          liabilities,  results of operations, prospects or value of Acap or any of its  subsidiaries,  individually or as a whole, or the value of the
          Shares or otherwise concludes,  based on information  available to it, that  the  condition  (financial  and  otherwise),  business,  assets, liabilities,  results of operations, prospects or value of Acap or any of its  subsidiaries,  individually or as a whole, or the value of the
          Shares is materially  different from what it understands them to be as of the Date Hereof;

     13.1.6 by  Purchaser by written  notice to Sellers if Purchaser  reasonably concludes  that action was taken or there was a failure to take action that was not "in the  ordinary  course  of  business"  as set forth in
          Subsection 6.2 hereof; or

     13.1.7 by either  Purchaser  or Sellers  upon  written  notice to the other
          Party  of  Parties,  as  the  case  may  be,  if  the  Closing  is not consummated  on or before the  Closing  Date,  unless  the  failure to consummate  the  Closing  by such date  shall be due to the  action or failure to act of the Party seeking to terminate this Agreement or the non-satisfaction of any condition to Closing.

13.2 Effect of  Termination.  In the event of any rightful  termination  of this
     Agreement in accordance with this Section,  no party to this Agreement will have any  liability to the other,  except (a) Sellers  shall be entitled to retain the Escrow Fund as set forth in Section 3.6, (b) Purchaser  shall be entitled  to  payment  of the sum of Two  Million  Dollars  as set forth in
     Section 6.5, (c) if,  prior to the  expiration  of four weeks from the Date
     Hereof,   such  rightful   termination   results  from  the  other  Party's
     intentional or reckless  breach of this Agreement,  the  terminating  Party shall have all remedies  available  to it at law or in equity,  and (d) if, after the  expiration  of four weeks from the Date  Hereof,  such  rightful
     termination   results  from  a  Party's  breach  of  this  Agreement,   the
     terminating  Party  shall have all  remedies  available  to it at law or in equity.  In the event of any wrongful  termination of this  Agreement,  the
     Parties  shall  have all  remedies  available  to them at law or in  equity subject, in the case of a termination within four weeks of the Date Hereof, to any limitation  set forth in Subsection  3.6. This  Subsection  (and the subsections  referred  to herein)  shall  survive the  termination  of this
     Agreement.

                               14. MISCELLANEOUS

14.1 Applicable Law, Venue and  Jurisdiction.  This Agreement shall be construed and enforced in accordance  with the laws of the State of Texas,  excluding any  conflicts-of-law  rule or principle that might refer  construction  of such provisions to the laws of another jurisdiction. The Parties agree that this Agreement was made and entered into in Houston,  Harris County, Texas.
     In the event of a dispute concerning this Agreement, the Parties agree that venue lies in a court of competent jurisdiction in Harris County, Texas.

14.2 Benefit. This Agreement shall be binding upon, and enforceable against, the
     Parties  hereto and shall  inure to the  exclusive  benefit of the  Parties hereto, and their successors or permitted assigns, except as enforceability may be limited by applicable  bankruptcy laws or similar laws affecting the enforcement  of  creditors'  rights  generally or by  equitable  principles relating to enforceability.

14.3 Third Parties. Except for the Guest Trust, any Come-Along Acap Shareholders
     who join in this  Agreement as Sellers  hereunder and Holders of Acap Stock
     Put Options who execute a stock option  agreement  as  expressly  set forth herein, this Agreement is not intended to, and shall not, convey or provide any right or  benefit to any  person,  individual  or entity  that is not a party hereto. Nothing in this Agreement is intended to relieve or discharge the  obligation  or liability of any third person or entity to any Party or give any third person or entity any right of  subrogation or action against any party to this Agreement.

14.4 Waiver. Except as otherwise expressly provided herein,  neither the failure nor any delay on the part of any party  hereto in  exercising  any  rights, power or remedy  hereunder  shall  operate as a waiver  thereof,  or of any other right,  power or remedy;  nor shall any single or partial exercise of any right,  power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

14.5 Interpretation.  It is  acknowledged by the Parties that this Agreement has undergone  several  drafts  with the  negotiated  suggestions  of both and, therefore,  no presumptions shall arise favoring any party by virtue of the authorship of any of its provisions.

14.6 Gender and Number.  Where  appropriate,  words that may be gender  specific shall  apply  equally to either the  masculine  or feminine  forms,  as the context requires, and words that may be number specific shall apply equally to the singular and plural forms, as the context requires.

14.7 Entire Agreement and Amendment. This Agreement, the schedules, exhibits and any Addendum hereto,  each of which is deemed to be a part hereof,  and any certificates  or other  agreements  executed  and  delivered by the Parties
     pursuant  to  this   Agreement,   constitute   the  entire   agreement  and
     understanding  between the Parties hereto,  and it is understood and agreed that all undertakings,  negotiations and agreements  heretofore had between the  Parties are merged  herein and no longer of any force or effect.  This
     Agreement may not be modified  orally,  but only by an agreement in writing signed by Purchaser and Sellers, and delivered each to the other. Except as expressly  provided  herein,  no  waiver of any of the  provisions  of this
     Agreement  shall be valid  unless it is in writing  and signed by the Party against whom it is sought to be enforced,  and delivered to the other Party or Parties, as the case may be.

14.8 Notices. Any notice made pursuant to this Agreement shall be in writing and signed by an authorized representative of the Party giving said notice, and shall  be  deemed  to have  been  duly  given on the  date of  delivery  if
     delivered   personally   (including  overnight  delivery  service  actually
     delivered  during regular  business hours of the Party addressed) or on the date when actually received,  or by a completed  facsimile  transmission to the Party to whom  notice is given,  or on the third day after  mailing  if mailed to the Party to whom notice is to be given by  certified U. S. mail, return receipt requested, and properly addressed as follows:

         If to Purchaser:

         Theodore C. Miller
         Senior Vice President
         UTG, Inc.
         5250 South Sixth Street
         Springfield, Illinois 62703

         FAX:  (217) 241-6578

         If to Sellers:

         William F. Guest
         2243 Stanmore Drive
         Houston, Texas 77019

         FAX:     (713) 522-1804

           And

         John D. Cornett
         10922 Burgoyne Rd
         Houston, Texas 77042

         FAX:     (713) 784-4845

Each of Guest and Cornett are  authorized  to receive any notices  hereunder  on behalf of all Sellers

Any Party to this  Agreement may change the address and/or  facsimile  number to which notice is to be  delivered to such Party under this Section by  delivering written  notice  to that  effect  to the  other  Party in  accordance  with this
Section.  Any document delivered via facsimile  transmission shall be treated as the original for all purposes unless the original is substituted therefor.

14.9 No Assignment.  This Agreement shall be assignable by any Party hereto only with the written consent of the other Party or Parties, as the case may be.

14.10 Severability.  If any provision of this  Agreement is invalid,  illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this  Agreement  shall be  construed  in all respects as if such invalid,  illegal or unenforceable provision were omitted. If any provision is  inapplicable  to any person or  circumstance,  it shall,  nevertheless, remain applicable to all other persons and circumstances.

14.11 Headings.  Any paragraph headings in this Agreement are for convenience of reference  only,  and  shall be  given no  effect  in the  construction  or interpretation of this Agreement or any provisions thereof.

14.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts (including execution by facsimile transmission), each of which shall be deemed an original,  and which together  shall  constitute but one and the same instrument.

14.13 Publicity.   To  the  extent  consistent  with  reporting  and  disclosure requirements under applicable law, prior to the Closing,  all publicity and announcements  by the  Parties  concerning  the  transactions  contemplated hereby  shall be jointly  planned and  coordinated,  and no Party shall act unilaterally  in this regard  without the prior approval of the other Party or Parties,  as the case may be, which approval  shall not be  unreasonably withheld.  Nothing in this Section shall  prevent a Party from  discharging
     its   legally   required   obligations   regarding   announcements   and/or
     disclosures.

14.14 Expenses.  Unless otherwise  provided herein,  Purchaser and Sellers shall each bear all expenses  incurred by it in connection with the  preparation, performance  and  consummation  of the  transactions  contemplated  by this
     Agreement.

14.15 Cooperation After Closing.

     14.15.1  Sellers  will,  at any time and from  time to time  following  the
          Closing,  upon the reasonable request of Purchaser and without further consideration,  take such actions and execute and deliver such further documents and instruments as may be reasonably necessary and proper to effectively  transfer the Shares to Purchaser and to effectively carry out the other terms and  provisions  of this  Agreement  and the other transactions contemplated hereby.

     14.15.2 Purchaser  will,  at any time and from time to time  following  the
          Closing,  upon the reasonable  request of Sellers and, without further consideration,  take such actions and execute and deliver, or cause to be executed  and  delivered,  to Sellers such  further  documents  and instruments  as may  reasonably be necessary and proper to effectively carry  out  the  terms  and  provisions  of  this  Agreement  and  the transactions contemplated hereby.

     14.15.3 From and after the Closing,  (i) Purchaser shall promptly  transfer and deliver to Sellers  from time to time any cash or other  property, including  mail,  which it may receive which  belongs to Sellers,  and
          (ii) Sellers  shall  promptly  transfer and deliver to Purchaser  from time to time, any cash or other property, including mail, that Sellers may receive which belong to Purchaser or Acap or its subsidiaries.

     14.15.4  Purchaser  and  Sellers  shall  cooperate  in good  faith with one another in connection  with the defense or presentation by any of them of each lawsuit or claim against Acap or its subsidiaries  arising out of this  transaction,  if any.  Such  cooperation  shall  include  (i)
          supplying,  at the expense of the other,  such  factual and  technical information as it shall possess and the other may  reasonably  require in connection  with any such defense,  (ii) making  available,  at the expense of the other, appropriate persons employed by it to testify as fact or expert witnesses at trial and on deposition in connection with such suit and (iii)  providing,  at the  expense  of the  other,  such information  as  may  be  required  by  it  to  respond  to  discovery proceedings in any such lawsuits.  Payment of expenses hereunder shall be limited to reasonable  out-of-pocket  expenses and reimbursement of salaries or wages for the time of employees.

14.16 Equitable Remedies.  The Parties recognize that the subject matter of this
     Agreement is unique and that  irreparable harm could result in the event of a breach or  threatened  breach of this  Agreement  for which money damages would  be  inadequate.  In  addition  to the  remedies  expressly  provided elsewhere  in this  Agreement,  a Party  shall  be  entitled  to  equitable remedies,  including  specific  performance and injunctive  relief,  in the event of any breach or threatened breach of this Agreement by another Party hereto.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement, and made delivery thereof, as of the Effective Date.

                                           UTG, Inc., PURCHASER

                                           By:_/s/ Theodore C. Miller____________
                                                     Theodore C. Miller
                                                     Senior Vice President

                                           SELLERS:

                                           By: _/s/ William F. Guest_____________
                                                         William F. Guest

                                           By:_/s/ John D. Cornett_______________
                                                         John D. Cornett

                      ADDENDUM TO STOCK PURCHASE AGREEMENT
                              dated August 7, 2006
    Among UTG, Inc. and Certain Individual Shareholders of Acap Corporation

     The  undersigned  is  a  "Come-Along  Acap  Shareholder"  under  the  above referenced  Stock  Purchase  Agreement  (herein so  called)  and  executes  this
Addendum to join in the Stock  Purchase  Agreement as a "Seller"  thereunder  in order to sell the shares of common stock of Acap Corporation owned of record and beneficially by the undersigned and set out below to UTG, Inc. at the Closing of the Stock Purchase Agreement, in accordance with its terms.

     The  undersigned  agrees to be bound by the Stock  Purchase  Agreement as a
Seller thereunder,  and makes, adopts,  assumes and agrees to perform all of the representations, warranties, covenants and indemnities of a Seller thereunder to the same extent as if the  undersigned  had initially  signed the Stock Purchase
Agreement as a party  thereto.  The Stock  Purchase  Agreement  is  incorporated herein by reference.

     IN WITNESS  WHEREOF,  the undersigned has duly executed this Addendum,  and made delivery thereof, as of the date set out below.

Date:_________________

Number of shares of Acap Corporation common stock:______________

                                                        _________________________
                                                        [Signature]

                                                        _________________________
                                                        [Printed name]